Exhibit 99.1

VBI Vaccines Reports Full Year 2023 Financial Results

●	PreHevbrio® (Hepatitis B Vaccine [Recombinant]) global net revenue increased 234% year-over-year from 2022 to 2023
●	Preliminary 2024 PreHevbrio U.S. sales demonstrate continued growth, with approximately 65% of 2023 full-year volume sold in Q1 2024 alone
●	Early data from randomized Phase 2b study of VBI-1901 in recurrent glioblastoma (GBM) demonstrate encouraging separation of tumor response trends between VBI-1901 study arm and standard-of-care arm
●	Upcoming milestones across lead pipeline programs include:
	o	Additional interim data readouts from randomized, controlled Phase 2b study of VBI-1901 in recurrent GBM expected mid-year and year-end 2024
	o	Evaluation of novel mRNA-launched eVLP (MLE) platform technology by potential partners

CAMBRIDGE, Mass. (April 16, 2024) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today provided a business update and announced financial results for the year ended December 31, 2023.

“Over the last 12 months, we’ve seen continued progress across all of our lead programs – with increased use of PreHevbrio and an ever-expanding access and distribution network in place, as well as positive clinical data announcements from all lead pipeline programs, we are helping to make great strides in the fight against GBM, hepatitis B, and coronaviruses,” said Jeff Baxter, VBI’s President and CEO. “In the face of a challenging financial market for biotechnology companies, we’ve taken steps to improve our financial stability, including strengthening our balance sheet through equity offerings and business development collaborations, as well as executing on a plan to significantly reduce our debt liability. With a number of near-term milestones expected, we are focused on managing our operational expenses and capital to fuel sustainable growth and value for key stakeholders – patients, healthcare providers, and shareholders.”

Recent Key Program Achievements and Projected Upcoming Milestones

PreHevbrio® [Hepatitis B Vaccine (Recombinant)]

●	Product revenue, net of $3.1 million in 2023 compared to $0.9 million in 2022, a 234% year-over-year increase
●	Preliminary 2024 PreHevbrio U.S. sales demonstrate substantial outpacing of 2023 on a volume basis - through early March 2024, U.S. sales volume totaled approximately 65% of 2023 full year volume
●	Market segment contracting platforms continue to see growth across Integrated Delivery Networks (IDNs) and large hospital systems, national and regional pharmacy networks, multiple large military and federal facilities, prisons, and independent and public health clinics:
	●	A top-five national health system converted to PreHevbrio in early 2024 with contracting efforts underway to secure additional IDN partners
	●	Retail usage supported by strong ordering from national chains, including Walmart, along with key regional pharmacy networks
	●	PreHevbrio is also available for purchase through the CDC Adult Vaccine Contract
●	Ex-US – PreHevbri®:
	●	Exclusive licensing deal with Brii Biosciences (Brii Bio) announced for the development and commercialization of PreHevbri in the Asia Pacific region (APAC), excluding Japan
	●	An update to the hepatitis B chapter of the Green Book, a resource for healthcare providers with the latest information on vaccines in the UK, was published in April and included detailed information about PreHevbri
	●	PreHevbri became available in Sweden at the end of 2023, and VBI expects that PreHevbri will be made available in certain additional European Union countries in 2024 through its partnership with Valneva

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate – Glioblastoma (GBM)

●	September 2023: First patients dosed in the randomized, controlled Phase 2b study of VBI-1901, an FDA Fast Track and Orphan Drug Designated cancer vaccine candidate, in recurrent GBM patients
●	April 2024: Encouraging early tumor response data from Phase 2b study in recurrent GBM presented at World Vaccine Congress 2024:
	o	VBI-1901 Arm: 2 stable disease (SD) observations among patients eligible for evaluation at week 12 (n=2/5), achieving a 40% disease control rate, consistent with 44% disease control rate observed in the Phase 1/2a portion of the study
	o	Control Arm (carmustine or lomustine chemotherapy): No tumor responses have been observed to date (n=0/6; 0% disease control rate) – all evaluable patients experienced a 2-8x increase in tumor size by week 6 and have been taken off study protocol
●	Mid-Year and Year-End 2024: Additional interim data expected from ongoing randomized Phase 2b study in recurrent GBM patients, subject to speed of enrollment

Novel mRNA-Launched eVLP (MLE) Technology Platform

●	October 2023: Expansion of proprietary virus-like particle (VLP) platforms announced, supported by preclinical data that demonstrated significant immunologic and manufacturing benefits
	o	MLE technology enables the manufacture of particulate vaccines, capable of driving polyfunctional B-cell and T-cell activation, on accelerated timelines, similar to other mRNA vaccine production timelines
	o	Multiple animal studies have assessed MLE presentation of target antigens compared to mRNA expression alone – studies conducted include target antigens for cytomegalovirus (CMV), Epstein-Barr virus (EBV), and coronaviruses
	o	Breadth and quality of immune response expand the potential for the MLE platform across indications
●	April 2024: Announced expansion of strategic partnership with Canadian Government to advance the development of the MLE technology platform, supported by the CAD$28 million funding award remaining under the original agreement
●	Throughout 2024: MLE technology under evaluation by potential partners

VBI-2901: Multivalent Pan-Coronavirus Vaccine Candidate

●	September 2023: Initial data from Phase 1 study of VBI-2901 reported – the first clinical data from a pan-coronavirus vaccine candidate, demonstrating vaccine benefit represented as boosting and/or greater durability of neutralizing antibody titers
●	2024: Additional data expected from Phase 1 study

Corporate Updates

●	February 2024: Announcement of agreement to sell manufacturing capabilities, certain related assets, and enter into new license agreement with Brii Bio – VBI to receive up to $33 million in consideration, subject to achievement of certain activities, which will be used to reduce VBI’s loan obligations due to K2 HealthVentures (K2HV), for:
	o	VBI’s manufacturing capabilities and certain related assets at Rehovot manufacturing facility
	o	Intellectual property for VBI-2601, VBI’s hepatitis B immunotherapeutic candidate
	o	Exclusive Asia Pacific (APAC), excluding Japan, license for development and commercialization of VBI-1901, VBI’s GBM immunotherapeutic candidate
●	Following completion of all transactions, VBI expects its total debt principal with K2HV to be significantly reduced from $50 million to $17 million
	o	In connection with the transactions, certain covenants in VBI’s loan agreement with K2HV have been amended
●	To date in 2024, the Company has raised approximately $3.6 million in aggregate gross proceeds from the issuance of its common shares and warrants, and the exercise of previously issued warrants

Financial Results for the Twelve Months Ended December 2023

●	Cash Position: As of December 31, 2023, VBI had $23.7 million in cash as compared with $62.6 million in cash as of December 31, 2022. Cash position at December 31, 2023, does not include approximately $3.6 million gross proceeds from registered direct offering of common shares and warrants, warrant exercises, and sale of common shares through VBI’s at-the-market facility subsequent to December 31, 2023 and through early April 2024.
●	Revenues, net: Revenues, net for the full year 2023 were $8.7 million as compared to $1.1 million for the same period in 2022. The revenue increase was a result of an increase in product sales of PreHevbrio in the U.S. and of PreHevbri to VBI’s partner, Valneva, in Europe, in addition to the license revenue and R&D services revenue associated with the agreements with Brii Bio.
●	Cost of Revenues: Cost of revenues was $12.5 million for the full year 2023 as compared to $11.3 million in 2022. The increase in the cost of revenues was due to increased sales and increased outsourced testing costs during the year ended December 31, 2023.
~~●~~	Research and Development (R&D): R&D expenses for the year ended December 2023 were $9.3 million as compared to $15.5 million in 2022. R&D expenses were offset by $8.3 million for the year ended December 31, 2023, and $8.9 million for the year ended December 31, 2022, due to government grants and funding arrangements. The decrease in R&D expenses is primarily a result of decreased development expenses for VBI’s pan-coronavirus and GBM candidates, VBI-2901 and VBI-1901, due to timing of ongoing clinical studies of each candidate.
●	Sales, General, and Administrative (SG&A): SG&A expenses for the full year 2023 were $42.1 million as compared to $56.1 million in 2022. The decrease in SG&A expenses was mainly a result of the April 2023 organizational changes that reduced our internal workforce and operating expenses.
●	Net Cash Used in Operating Activities: Net cash used in operating activities for the full year 2023 was $60.9 million compared to $73.7 million for 2022. The decrease in cash outflows is largely a result of non-cash reconciling items, mainly impairment charges and unrealized foreign exchange loss, and the change in operating working capital, most notably in inventory, other current assets, accounts payable, deferred revenues, and other current liabilities. As a result of the organizational changes announced in April 2023, operating cash outflows in the second half of 2023 were $20 million as compared to $36.3 million in the second half of 2022, representing a 45% reduction.
●	Net Loss and Net Loss Per Share: Net loss and net loss per share for the full year 2023 were $92.8 million and $6.03, respectively, compared to a net loss and net loss per share of $113.3 million and $13.16 for the full year 2022, respectively.
●	Net Loss and Net Loss Per Share, Excluding Impairment Charges and Foreign Exchange Loss: Net loss and net loss per share, excluding impairment charges and foreign exchange loss, for the full year 2023 were $61.7 million and $3.96, respectively, compared to $85.8 million and $9.97 for the year ended 2022, respectively. See “Use of Non-GAAP Financial Measures” below for additional information regarding this non-GAAP financial measure, and “GAAP to Non-GAAP Reconciliation” for a reconciliation of this non-GAAP financial measure to net loss and net loss per share.
	o	Impairment charges and foreign exchange loss for the full year 2023 were $24.6 million and $6.5 million, respectively, as compared to none and $27.5 million in 2022. Certain intercompany loans between the Company and its subsidiaries are denominated in a currency other than the functional currency of each entity. The primary driver of the increase in foreign exchange loss was the impact of the relative strengthening of the U.S. and Canadian Dollars against the New Israeli Shekel upon translation of these intercompany loans.

Use of Non-GAAP Financial Measures

Net Loss and Net Loss per Share, Excluding Impairment Charges and Foreign Exchange Loss, are non-GAAP financial measures and are defined as net loss excluding foreign exchange loss and impairment charges. Net Loss and Net Loss Per Share, Excluding Impairment and Foreign Exchange Loss, are not intended to replace net loss or net loss per share or other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP).

VBI’s management believes that the presentation of Net Loss and Net Loss per Share Excluding Impairment Charges and Foreign Exchange Loss are useful to investors because management does not consider foreign exchange loss, which is primarily driven by changes in exchange rates related to certain intercompany loans, and impairment charges, which are non-recurring items, when evaluating VBI’s operating performance. Non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures are included below.

GAAP to Non-GAAP Reconciliations

The following represents a reconciliation of Net Loss to Net Loss Excluding Impairment Charges and Foreign Exchange Loss and Net Loss per Share Excluding Foreign Exchange Loss.

	Year Ended December 31
	2023	2022
	(Unaudited) (In 000’s except share and per share amounts)
Net Loss	$(92,836)	$(113,303)
Impairment charges	24,600	-
Foreign exchange loss	6,524	27,476
Net loss, excluding impairment charges and foreign exchange loss	$(61,712)	$(85,827)

Weighted-average number of shares	15,572,494	8,608,530
Net loss per share, excluding impairment charges and foreign exchange loss	$(3.96)	$(9.97)

About PreHevbrio [Hepatitis B Vaccine (Recombinant)]

PreHevbrio is the only 3-antigen hepatitis B vaccine, comprised of the three surface antigens of the hepatitis B virus – Pre-S1, Pre-S2, and S. It is approved for use in the U.S., European Union/European Economic Area, United Kingdom, Canada, and Israel. The brand names for this vaccine are: PreHevbrio® (US/Canada), PreHevbri® (EU/EEA/UK), and Sci-B-Vac® (Israel).

Please visit www.PreHevbrio.com for U.S. Important Safety Information for PreHevbrio [Hepatitis B Vaccine (Recombinant)], or please see U.S. Full Prescribing Information.

U.S. Indication

PreHevbrio is indicated for prevention of infection caused by all known subtypes of hepatitis B virus. PreHevbrio is approved for use in adults 18 years of age and older.

U.S. Important Safety Information (ISI)

Do not administer PreHevbrio to individuals with a history of severe allergic reaction (e.g. anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of PreHevbrio.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of PreHevbrio.

Immunocompromised persons, including those on immunosuppressant therapy, may have a diminished immune response to PreHevbrio.

PreHevbrio may not prevent hepatitis B infection, which has a long incubation period, in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common side effects (> 10%) in adults age 18-44, adults age 45-64, and adults age 65+ were pain and tenderness at the injection site, myalgia, fatigue, and headache.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who received PreHevbrio during pregnancy. Women who receive PreHevbrio during pregnancy are encouraged to contact 1-888-421-8808 (toll-free).

To report SUSPECTED ADVERSE REACTIONS, contact VBI Vaccines at 1-888-421-8808 (toll-free) or VAERS at 1-800-822-7967 or www.vaers.hhs.gov.

Please see Full Prescribing Information.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such forward-looking statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the Company’s ability to regain and maintain compliance with the listing standards of the Nasdaq Capital Market, the Company’s ability to satisfy all of the conditions to the consummation of the transactions with Brii Biosciences, the Company’s ability to comply with its obligations under its loan agreement with K2 HealthVentures, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the COVID-19 endemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on April 16, 2024, and filed with the Canadian security authorities at sedar.com on April 16, 2024, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(Unaudited, In Thousands)

	December 31, 2023	December 31, 2022

Assets
Cash	$23,685	$62,629
Accounts receivable, net	-	94
Inventory, net	8,499	6,599
Prepaid expenses and other current assets	4,047	8,368
Total current assets	36,231	77,690
Property and equipment, net	9,665	12,253
Intangible assets, net	36,499	58,345
Goodwill	1,130	2,127
Other non-current assets	3,426	4,671
Total Assets	$86,951	$155,086

Liabilities and stockholders’ equity
Accounts payable	$6,431	$12,973
Other current liabilities	69,305	23,969
Total current liabilities	75,736	36,942
Total non-current liabilities	3,688	53,981
Total liabilities	79,424	90,923
Total stockholders’ equity	7,527	64,163
Total liabilities and stockholders’ equity	$86,951	$155,086

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(Unaudited, In Thousands Except Share and Per Share Amounts)

	For the Years Ended December 31
	2023	2022

Revenues, net	$8,682	$1,082
Operating expenses
Cost of revenues	12,507	11,276
Research and development	9,343	15,506
Sales, general, and administrative	42,143	56,120
Impairment charges	24,600	-
Total operating expenses	88,593	82,902
Loss from operations	(79,911)	(81,820)
Interest expense, net	(6,401)	(4,007)
Foreign exchange loss	(6,524)	(27,476)
Loss before income taxes	(92,836)	(113,303)
Income tax benefit	-	-
Net Loss	$(92,836)	$(113,303)
Deemed dividend on certain warrants	(1,005)	-
Net Loss Available to Common Stockholders	(93,841)	(113,303)

Basic and diluted net loss per share	$(6.03)	$(13.16)
Weighted-average number of shares used to compute basic and diluted net loss per share	15,572,494	8,608,539
Other comprehensive income	6,887	23,005
Comprehensive Loss	$(85,949)	$(90,298)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com